Exhibit 99.2

Certification Pursuant to 18 U.S.C. § 1350

Pursuant to 18 U.S.C.§1350, the undersigned officer of Respironics, Inc. (the “Corporation”), hereby certifies that, to the best of his knowledge, the Corporation’s Quarterly Report on Form 10-Q for the three-month and six-month periods ended December 31, 2002 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Corporation.

Dated: February 12¸ 2003

/s/ Daniel J. Bevevino

Name: Daniel J. Bevevino Title: Vice President and Chief Financial Officer